                                                                Exhibit 6

                         AMENDMENT TO AMENDED AND RESTATED
                                EMPLOYMENT AGREEMENT

         AMENDMENT AGREEMENT dated as of January 2, 1997 between Kerr Group, Inc., a Delaware corporation (the "Company"), and D. Gordon Strickland (the "Employee").

         WHEREAS, the Company and the Employee are parties to an Amended and Restated Employment Agreement dated as of March 15, 1996; and

         WHEREAS, the Company and the Employee desire to amend the Amended and Restated Employment Agreement as follows:

    1.   Amendment of Paragraph 2(b)(3).
         -------------------------------

         Paragraph 2(b)(3) of the Amended and Restated Employment Agreement is hereby amended to read in its entirety as follows:

         "(3) Without cause upon notice to the Employee provided that, for a period of two years after such termination, the Company shall (i) pay to Employee an amount each month equal to the Salary which Employee is being paid each month at the date of the notice of termination and (ii) provide for Employee the same fringe benefits, consisting of medical, dental, life and disability insurance, which were provided to Employee at the date of the notice of termination. If the Company may elect, in accordance with paragraph 2(b)(1) hereof, to terminate this Agreement then such election shall be deemed to have been made under paragraph 2(b)(1) and not in accordance with this paragraph

2(b)(3). If the Company elects to terminate the obligations of the Company in accordance with this paragraph 2(b)(3) within 180 days after the occurrence of the events described in paragraph 2(d)(i), (ii) or (iii), then, in lieu of paying any amounts to the Employee in accordance with this paragraph 2(b)(3) except providing the fringe benefits, the Company shall pay to the Employee the amounts provided in paragraph 2(d) when required by paragraph 2(d), terminate the obligations under the promissory notes and pay to the Employee the amount, including the gross up, all as described in paragraph 2(d). The Company shall be deemed to have elected to terminate this Agreement in accordance with this paragraph 2(b)(3) if the title or duties of the Employee are, without the written approval of the Employee, changed from that of Chief Executive Officer or the Employee is, without the written approval of the Employee, required to reside other than in the area of Lancaster, Pennsylvania in order to perform his duties for the Company; provided that the Employee, within 30 days after the occurrence of such an event, shall notify the Company that the Company is so deemed to have elected to terminate this Agreement. The Employee shall have no further obligation under this Agreement from and after such termination except as provided in paragraphs 6, 7, 7A and 8 hereof."

         2.   Amendment of Paragraph 2(d).
              ----------------------------

         Paragraph 2(d) is hereby amended to read in its entirety as follows:

    "(d) Within 180 days after the occurrence of any of the following events, the Employee may elect to terminate the obligations of the Employee under this Agreement, except as hereinafter provided, and the Company shall pay to the Employee, upon such termination, by delivery of a certified or bank check, an amount determined by multiplying by 24 the Salary then being paid to the Employee in accordance with paragraph 3(a), provide to Employee for 24 months the fringe benefits described in paragraph 2(b)(3), terminate the obligations of the Employee then existing under promissory notes, dated September 3, 1986 and June 11, 1991, delivered by the Employee to the Company and pay to the Employee the amount of federal and state taxes, grossed up, resulting from the termination of the obligations under the promissory notes:

              (i) 50% or more of the shares of the Company's Common Stock are acquired, directly or indirectly, by an individual, partnership, corporation, trust or unincorporated organization (collectively "Person") or by Persons acting with a common design, either formally or informally;

              (ii) The Company merges with or into another Person and is not the survivor of such merger or because of such merger the Company becomes a wholly-owned subsidiary or the Company sells all of its fixed assets to another Person or Persons; or

              (iii) The majority of the Board of Directors of the Company consists of directors who were not selected by or nominated with the approval of a majority of the directors of the Company in office on the date hereof (the "Present Directors") or who were not selected by or nominated with the approval of a majority of directors selected or nominated by a majority of the Present Directors.

The Employee shall have no further obligation under this Employment Agreement from and after such termination except as provided in paragraphs 6, 7, 7A and 8 hereof."

         3.   New Paragraph 7A.
              -----------------

         A new paragraph to be entitled, "7A. Noncompetition" is hereby added to the Amended and Restated Employment Agreement and shall read in its entirety as follows:

         "7A.  Noncompetition.
               ---------------

         If the Employee shall terminate this Agreement in accordance with paragraphs 2(c) or 2(d) or if the Company shall terminate this Agreement in accordance with paragraph 2(b)(3) and the Company shall have performed, and continues to perform, all of its obligations under this Agreement, then for a period of 2 years after the date of termination the Employee shall not (i) engage in any business which competes directly or indirectly with the business conducted by the Company at the date of such termination in any area where the Company is conducting the business on such date and (ii) shall not induce any employee, customer or lessee or lessor to terminate his, her or its relationship with the Company."

         4.   Amendment of Paragraph 8.
              -------------------------

         Paragraph 8 is hereby amended to read in its entirety as follows:

        "8.  Injunctive Relief.
             ------------------

         If there is a breach or threatened breach of the provisions of paragraphs 6, 7 or 7A of this Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach."

         5.   Ratification.
              -------------

         Except as hereby amended, the Amended and Restated Agreement is hereby ratified, confirmed and approved in all respects.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment to the Amended and Restated Employment Agreement as of the date first above written.


                             KERR GROUP, INC.

                             By: /s/ Herbert Elish
                                 ------------------------
                                     Herbert Elish

                              /s/ D. Gordon Strickland
                             -----------------------------
                                  D. Gordon Strickland